UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 31, 2005

APAC Customer Services, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Illinois	0-26786	36-2777140
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

Six Parkway North, Deerfield, Illinois		60015
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	847-374-4980

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 31, 2005, APAC Customer Services, Inc. (the "Company") entered into an Amended and Restated Loan and Security Agreement (the "Restated Credit Agreement") with LaSalle Bank National Association as Agent ("LaSalle") and the Financial Institutions from time to time a party thereto as Lenders. The Restated Credit Agreement amends and restates the Company's previous credit facility, as amended, with LaSalle which was entered into on June 2, 2005 (the "Original Credit Agreement"). The Restated Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Under the terms of the Restated Credit Agreement, LaSalle agreed, among other things, to (i) provide the Company with a $25 million revolving loan facility which expires in October 2008; (ii) reduce the interest rates and other fees; (iii) amend the financial covenants and (iv) release the guarantee that had been provided by Theodore G. Schwartz, the Chairman of the Board of Directors of the Company, of a portion of the loans advanced under the Original Credit Agreement.

Availability under the Restated Credit Agreement is based on accounts receivable and is subject to certain restrictions and limitations set forth in the Restated Credit Agreement.

The Restated Credit Agreement is secured principally by a grant of a security interest in all personal property and fixtures of the Company. Under the terms of the Restated Credit Agreement, the Company is also required to maintain certain financial and restrictive covenants which limit, among other things, the Company's ability to incur additional indebtedness, repurchase outstanding common shares, create liens, acquire, sell or dispose of certain assets, engage in certain mergers and acquisitions, pay dividends and make certain restricted payments.

Borrowings under the Restated Credit Agreement incur a floating interest rate based on the LIBOR index rate or an alternate base rate defined in the Restated Credit Agreement. In addition, the Company pays a commitment fee on the unused portion of the revolving facility as well as fees on outstanding letters of credit.

Item 2.05 Costs Associated with Exit or Disposal Activities.

As previously disclosed on a Current Report on Form 8-K dated July 29, 2005, on July 26, 2005, the Company's Board of Directors approved a restructuring of the Company. Pursuant to the restructuring plan, the Company will exit virtually all of its outbound customer acquisition business, close over half of its customer interaction centers, eliminate 400 salaried positions and pursue other operational improvements. The Company is exiting non-strategic and unprofitable client relationships in order to focus on profitable client relationships in a limited number of businesses in an effort to improve its near term financial performance and position the Company for long term growth. The Company expects the restructuring plan to be substantially completed by December 31, 2005, however, the wind-down of a limited number of client applications and the closing of some Customer Interaction Centers will continue into 2006.

As of July 26, 2005, the Company expected to incur $10 to $15 million in restructuring charges, including approximately $3 to $6 million of one-time termination benefit charges, approximately $3 to $4 million of lease termination charges and approximately $4 to $5 million in asset impairment charges. At that time, the Company expected that approximately $6 to $10 million of such costs would result in future cash expenditures.

Based on progress to date of the restructuring, as of November 2, 2005, the Company now expects to incur a total of $8 to $13 million in restructuring charges, including approximately $3 to $4 million in one-time termination benefits charges, approximately $3 to $6 million in lease termination charges, and approximately $2 to $3 million in asset impairment charges. The Company expects that approximately $6 to $10 million of such costs will result in future cash expenditures.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The Company announced on September 14, 2005 that, on September 12, 2005, it had received a NASDAQ Staff Deficiency Letter indicating that the Company had failed to comply with the minimum bid price requirements for continued listing required by Marketplace Rule 4450(a)(5) because the bid price for the Company's common stock has closed below $1.00 per share for thirty consecutive business days. In accordance with Marketplace Rule 4450(e)(2), the Company had until March 13, 2006 to regain compliance with this requirement. On October 31, 2005, the Company was notified by NASDAQ that it had regained compliance with Marketplace Rule 4450(a)(5) since its closing bid price had been at least $1.00 per share or greater for at least 10 consecutive days.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 Amended and Restated Loan and Security Agreement by and among LaSalle Bank National Association, as Agent, the Financial Institutions from time to time a party thereto as Lenders, and APAC Customer Services, Inc. as Borrower, dated as of October 31, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APAC Customer Services, Inc.

November 3, 2005	By:	/s/ Robert J. Keller

Name: Robert J. Keller
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

10.1	Amended and Restated Loan and Security Agreement by and among LaSalle Bank National Association, as Agent, the Financial Institutions from time to time a party thereto as Lenders, and APAC Customer Services, Inc. as Borrower, dated as of October 31, 2005.